Exhibit 99.1

PDL BIOPHARMA ADOPTS STOCKHOLDER RIGHTS PLAN

Fremont, Calif., August 28, 2006 – PDL BioPharma, Inc. (Nasdaq: PDLI) announced today that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of its stockholders’ investment and facilitate fair and equal treatment of all stockholders in the event an unsolicited attempt is made to acquire the company. The rights plan adopted by the company is similar to plans adopted by many other public companies and is designed to encourage potentially hostile suitors to negotiate with the company’s Board of Directors. The rights plan was not adopted in response to any unsolicited third-party attempt to acquire the company.

Under the rights plan, PDL BioPharma stockholders will receive one right as a non-taxable dividend on each share of common stock held as of the close of business on September 6, 2006, the record date for the distribution of these rights. Each right, which will initially trade with the underlying common stock, will not be immediately exercisable and will become exercisable only upon the occurrence of certain events.

The plan provides that if a person or group acquires, or announces a tender offer that would result in the acquisition of, 15 percent or more of PDL’s outstanding common stock without prior approval by PDL’s Board of Directors, each right held by a stockholder other than the acquiring person or group would become exercisable and entitle the stockholder to purchase one one-thousandth of a share of Series A Preferred Stock of the company for an exercise price of $150.00 or purchase shares of PDL common stock at half the market value. Alternatively, PDL’s Board of Directors may authorize the issuance of one share of PDL common stock in exchange for each exercisable right. Rights held by a person or group that acquires 15 percent or more of PDL’s outstanding common stock without prior approval by PDL’s Board of Directors would become null and void. Prior to the time a person or group may acquire 15 percent of the outstanding shares of common stock of the company, the company may redeem the rights for $0.001 per right.

The rights plan expires on August 25, 2016. The rights plan includes a provision, commonly referred to as a “TIDE provision,” that requires a committee of independent directors of PDL to evaluate the rights plan at least every three years in order to consider whether the maintenance of the rights plan continues to be in the best interests of the company and its stockholders.

Further details about the rights plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission by the company.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. The company currently markets and sells a portfolio of leading products in the acute-care hospital setting in the United States and Canada and generates royalties through licensing agreements with top-tier biotechnology and pharmaceutical companies based on its pioneering antibody humanization technology. Currently, PDL’s diverse product pipeline includes investigational compounds in Phase 2 or Phase 3 clinical development for inflammation and autoimmune diseases, cardiovascular disorders and cancer.

The company’s research platform is focused on the discovery and development of antibodies for the treatment of cancer and autoimmune diseases. For more information, please see PDL’s website at www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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